Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bicycle Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value £0.01 per share(1)	Rule 457(c) and Rule 457(h)	1,478,968	(2)	$44.43	(3)	$65,710,548.24	(3)	$92.70 per $1,000,000	$6,091.37
Equity	Ordinary shares, nominal value £0.01 per share(1)	Rule 457(c) and Rule 457(h)	295,793	(4)	$37.77	(5)	$11,172,101.61	(5)	$92.70 per $1,000,000	$1,035.65
Total Offering Amounts							$76,882,649.85			$7,127.02
Total Fee Offsets										—
Net Fee Due										$7,127.02

(1)	These shares may be represented by the American Depositary Shares (“ADSs”) of Bicycle Therapeutics plc (the “Registrant”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-231422).
(2)	Represents ordinary shares, nominal value £0.01 per share (the “Ordinary Shares”), of the Registrant that became available for issuance under the Bicycle Therapeutics plc 2020 Equity Incentive Plan (the “2020 Plan”), effective as of January 1, 2022, pursuant to the evergreen increase provision of the 2020 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on February 24, 2022.
(4)	Represents Ordinary Shares that became available for issuance under the Bicycle Therapeutics plc 2019 Employee Share Purchase Plan (the “ESPP”), effective as of January 1, 2022, pursuant to the evergreen increase provision of the ESPP. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on 85% of the average of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on February 24, 2022. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date, whichever is lower.